Exhibit 10.3

ULTA BEAUTY, INC.

2026 INCENTIVE AWARD PLAN

OPTION AGREEMENT - CERTIFICATE

The following (this “Award Agreement”) evidences the grant of an option (the “Option”) to purchase Shares of Ulta Beauty, Inc. (the “Company”) pursuant to the Ulta Beauty, Inc. 2026 Incentive Award Plan (the “Plan”) to the following individual (the “Optionee”) and upon the following terms:

Optionee:	Name: Address: Location-
Grant Date:
Exercise Price Per Share:
Total Number of Options Granted:
Type of Option:

If designated as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code; provided, however, that to the extent that it does not so qualify that portion which does not so qualify shall be treated as a Non-Qualified Stock Option.

Unless otherwise defined herein, capitalized terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

1.Vesting Schedule.   The Option shall vest and become exercisable based on Optionee’s continued service as an Employee, Director, or Consultant of the Company or its subsidiaries or affiliates on the following dates and according to the following schedule:

[ADD VESTING SCHEDULE]

Notwithstanding the foregoing:

(A) The Option will be fully vested and exercisable if (i) Optionee has a Termination of Service by reason of death or Disability (as defined below) or (ii) Optionee has a Termination of Service without Cause (as defined below) within twelve (12) months following a Change in Control.

(B) If Optionee (i) violates the CIPCA (as defined herein) or (ii) has a Termination of Service for Cause, then the Option will be forfeited, whether or not previously vested, and all rights Optionee may have to exercise the Option shall immediately terminate. For purposes of this Award Agreement “Cause” shall mean, as determined in the sole discretion of the Administrator, the Optionee’s (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of his or her responsibilities to the Company (e.g. gross negligence, willful misconduct, gross insubordination, or unethical conduct); and (iv) if Optionee is an Employee, violation of any material condition of employment.

(C) If Optionee has a Termination of Service by reason of Optionee’s Qualified Retirement (as defined below), the Option will continue to vest and become exercisable for the term of the Option in accordance with the vesting schedule set forth above as if Optionee has not incurred a Termination of Service, provided, however, that if the Optionee owns, operates, or provides any advisory, employment, director, or other similar services to any Competitive Business (as defined in the CIPCA) in the Restricted Area (as defined in the CIPCA) at any time during the two (2) years following Optionee's Termination of Service, then the Option will be immediately forfeited. For purposes of this Award Agreement “Qualified Retirement” shall mean Optionee’s Termination of Service other than by the Company for Cause at such time that (x) Optionee has reached the age of fifty-five (55), (y) the sum, rounded up to the nearest whole number, of Optionee’s age (measured to two decimal points) and the number of years (measured to two decimal points) of uninterrupted service with the Company as an Employee, Consultant, or non-Employee Director, is greater than or equal to seventy (70), and (z) to the extent that the Termination of Service is a result of Optionee’s resignation from the Company, Optionee has provided the Company with at least one (1) year prior written notice of Optionee’s intent to retire (or such other shorter minimum advance written notice that is acceptable to the Administrator in its sole discretion), provided that the Optionee continues to provide services during the notice period. The determination of the Administrator as to an individual’s Qualified Retirement shall be binding and conclusive on all parties.

2.Option Period.  The Option shall be valid for a term commencing on the Grant Date and will expire the earliest of:  (i) ten (10) years from the Grant Date; (ii) the date three (3) months after the Optionee’s Termination of Service for any reason other than due to death, Disability, or Qualified Retirement or by the Company for Cause; (iii) the date twelve (12) months after the Optionee’s Termination of Service by reason of death or Disability; (iv) the date of Optionee’s Termination of Service for reasons of Cause; or (v) the date Optionee violates the terms of the CIPCA. For purposes of this Award Agreement “Disability” means that the Optionee qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.
3.Exercise.  The Option may be exercised at any time during its term to the extent vested. If Optionee has a Termination of Service any unvested portion of the Option will terminate and will no longer be exercisable, except as otherwise provided in Section 1(C). The Option may not be exercised for fractional Shares. In order to exercise the Option, Optionee shall be required to execute such forms and provide such notice as the Company may require from time to time. The Option will not be deemed exercised until the Exercise Price for each Share, plus any required tax withholding, is delivered to the Company. The Exercise Price may be paid pursuant to any method allowable under the Plan.

4.Non-Compete, Non-Solicitation and Confidential Information.  The grant of this Option is subject to either the Optionee’s consenting to or having already consented to and abiding by the terms of the attached Confidential Information & Protective Covenants Agreement (“CIPCA”).
5.Withholding. The Company has the authority to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy applicable federal, state, local, and foreign taxes arising from this Option. Optionee may satisfy his or her tax obligation, in whole or in part : (i) with the consent of the Company, by Optionee’s delivery of Shares, including Shares retained from the Shares otherwise to be delivered under this Award Agreement; (ii) by payment in cash, by wire transfer of immediately available funds, or check; or (iii) with the consent of the Company, by delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the withholding amount; provided that payment of such proceeds is then made to the Company upon settlement of such sale.
6.No Additional Rights.  Participation in the Plan is voluntary.  The value of the Option is an extraordinary item of compensation outside the scope of Optionee’s employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions, or retirement benefits or similar payments unless specifically and otherwise provided in such plans. Rather, the awarding of an option under the Plan represents a mere investment opportunity.
7.Not Transferable.  This Option is not transferable except as set forth in the Plan.
8.Limitations on Plan Rights.  This Option is granted under and governed by the terms and conditions of the Plan. By acceptance of this Option, Optionee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future. Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock options, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By acceptance of this Option, Optionee consents to the provisions of the Plan and this Award Agreement.
9.Clawback.  Notwithstanding anything contained herein to the contrary, by acceptance of this Option, Optionee agrees that this Option (including, without limitation, any gains realized by Optionee upon receipt or exercise of this Option or upon the receipt or resale of any Shares issued upon exercise of this Option) shall be subject to recovery, reduction, cancellation, forfeiture, or repayment pursuant to the terms of the Company’s Senior Leadership Clawback Policy or any other policy that the Company may implement in compliance with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

10.Severability, Waiver, Modification, Assignment, and Governing Law.
(a)This Award Agreement may not be waived or modified except by written agreement of the Company and the Optionee, or by court order.
(b)If either party waives the right to pursue a claim for the other’s breach of any provision of this Award Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach.
(c)If the forfeiture provisions of Section 1(C) of this Award Agreement are determined by a court of competent jurisdiction to be unenforceable because the definition of Competitive Business or Restricted Area are too broad, or the duration for forfeiture of the Option is too long, then the court shall modify such definitions and the duration to the extent necessary in order to make Section 1(C) enforceable. If any court determines that the forfeiture provisions in Section 1(C) of this Award Agreement are unenforceable despite the power to reform them, then Section 1(C) shall be removed from this Award Agreement in its entirety, and any unvested portion of the Option will terminate and will no longer be exercisable, retroactively, as provided in Section 3 as of and upon the Optionee's Termination of Service and the remaining provisions of this Award Agreement are not to be affected and should be given full effect.
(d)This Award Agreement will inure to the benefit of Company’s successors in interest, affiliates, subsidiaries, parents, purchasers, or assignees, and may be enforced by any one or more of same, without need of any further authorization or agreement from Optionee.
(e)The laws of the State where Optionee is employed by the Company as of the effective date of this Award Agreement will govern this Award Agreement, and the rights of the Parties in any dispute arising from this Award Agreement.
(f)Any action relating to or arising from this Award Agreement must be brought in the courts of the State of Illinois or the federal district courts located in the State of Illinois (if sufficient grounds for federal court jurisdiction exist). Optionee expressly consents to personal jurisdiction and venue in the aforementioned courts in any such action.

COMPANY:

ULTA BEAUTY, INC., a Delaware corporation

By:  ________________________________

Name: ________________________________

Title: ________________________________